EXHIBIT 99.1

      PRESS RELEASE OF REGISTRANT DATED 10/29/2003

EvergreenBancorp, Inc. Reports 6.6% Asset Growth for Third
Quarter 2003; The September 15 Debut of the Fourth Branch Office
in Federal Way WA Fuels Momentum

SEATTLE—(BUSINESS WIRE)—Oct. 29, 2003—Total assets for EvergreenBancorp, Inc. (OTCBB:EVGG) continued a growth trend by increasing 6.6% over the third quarter ending September 30, 2003, and 8.3% over one year ago, reaching $185.6 million by quarter end, President and CEO Gerry Hatler announced today.

“Our company’s continued progress is fueled by EvergreenBank’s record growth in deposits,” Hatler explained. Deposits grew 9.2% over 2002 levels and were up 8.2% from the second quarter of 2003.

The company continued to add to its investment portfolio as deposit growth outpaced loan growth. Hatler added, “We had solid loan production during the quarter, with most of the new business added toward the end of the period.”

Commenting on the September 15 debut of the bank’s Federal Way branch office, Hatler said, “We continue to add locations, grow our franchise, and enhance the level of professional staff and service we are known for. We anticipate this new location to generate excellent results that are consistent with the success at our other three offices, further contributing to our growth.”

EvergreenBancorp shows strong support for asset growth with a capital to assets ratio of 8.72% at the end of the third quarter compared to 9.10% one year ago. In addition, the company paid a cash dividend of $.14 per share during the third quarter.

Credit quality remains strong with non-performing assets improving to .82% of loans compared to .94% last year.

A decrease in non-interest expense led the way for an improvement in earnings over the second quarter of 2003. Earnings for the quarter ended at $234 thousand, or $.22 per share, compared to $223 thousand, or $.21 per share, in second quarter 2003.

Non-interest expense decreased from the second quarter in spite of additional expense related to the Federal Way office opening. Hatler said, “This improvement in non-interest expense reflects the beginning of the rewards for the efficiency efforts that began earlier this year.”

Net interest income improved due to a combination of factors. In spite of further compression in the net interest margin to 4.93% from 5.00% in the second quarter, interest income was up because of growth in earning assets and continuing refinance activity which accelerated loan fee revenue. Interest expense declined due to a more favorable mix of deposits.

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, Inc. is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has four offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, on 110th N.E. in Bellevue, and on S. 320th Street in Federal Way. The company’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbank.com to learn more.

CONTACT:	EvergreenBancorp, Inc. Bill Filer, 206-628-4263 bill.filer@evergreenbank.com or Creative Marketing Solutions Nancy S. Juetten, 425-641-5214 nancy@nsjmktg.com or nsjmktg@aol.com